SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the Registrant  [X]

      Filed by a Party other than the Registrant  [   ]

      Check the appropriate box:

[ ] Preliminary Proxy Statement [ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive Proxy Statement

      [   ]  Definitive Additional Materials

      [   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

VERSAR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration No.:

      (3) Filing Party:

      (4)  Date Filed:

Dear Stockholder:

      You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at our offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 29, 2000, at 10:00 a.m. local time.

      The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

      You can reach the offices of Versar by car, from either I-395 or I-495. From I-395: exit Edsall Road West to Backlick Road; left (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center. From I-495: exit Braddock Road East to Backlick Road; right (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center.

      The stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Benjamin M. Rawls
Chairman

October 18, 2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.

      The Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 29, 2000, at 10:00 A.M. local time for the following purposes:

1.	To elect nine directors to serve until the 2001 Annual Meeting of Stockholders;

2.	To ratify the appointment of Arthur Andersen LLP as independent accountants for fiscal year 2001; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on October 2, 2000, will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

      Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 18, 2000

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

VERSAR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 29, 2000

GENERAL

      This Proxy Statement and the enclosed proxy card are being mailed on or about October 18, 2000, to stockholders (“Stockholders”) of Versar, Inc. (“Versar” or the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2000 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. eastern standard time at the Company’s offices at 6850 Versar Center, Springfield, Virginia 22151, on November 29, 2000. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

Record Date and Voting Rights

      Only holders of record of Versar’s common stock, par value $.01 per share (“Common Stock”), at the close of business on October 2, 2000 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 6,346,414 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock is entitled to one vote on all matters of business at the meeting.

      The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming that a quorum is present for the Annual Meeting, then those nine nominees for director who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

      Proposal No. 2 may be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposal No. 2, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against each such proposal. For purposes of Proposal No. 2, broker non-votes are not counted as shares eligible to vote and therefore have no effect.

      Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors’ nominees, FOR proposal 2 and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or nominees, will be voted in favor of the proposals and the nominees for the Board of Directors, as indicated in the accompanying proxy card.

      The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. It is anticipated that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this regard.

      The Annual Report of the Company for fiscal year 2000 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card were initially mailed in a single envelope to holders of the Common Stock as of the Record Date on or about October 18, 2000.

Principal Shareholders

      The table below sets forth, as of October 2, 2000, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class of Stock

Dr. Michael Markels, Jr.(1)	845,831	13.3%
6850 Versar Center Springfield, VA 22151

Dr. Robert L. Durfee(1)	687,585	10.8%
6850 Versar Center Springfield, VA 22151

Versar, Inc., Employee Savings and Stock Ownership Plan(2)	1,151,630	18.1%

(1)	For a description of the nature of the beneficial ownership of Drs. Markels and Durfee, see “SECURITY HOLDINGS OF MANAGEMENT”. The information with respect to shares of Common Stock held by Drs. Markels and Durfee are based upon filings with the Securities and Exchange Commission.

(2)	All of the 1,151,630 shares of Common Stock held by the Employee Savings and Stock Ownership Plan (“ESSOP”) are allocated to individual ESSOP participants’ accounts and are voted by those participants. The ESSOP Trustees have investment power over all shares of Common Stock held by the ESSOP. The ESSOP Trustees are Michael Markels, Jr., Benjamin M. Rawls and James C. Dobbs. Each disclaims beneficial ownership of the Common Stock held by the ESSOP. The information with respect to shares of Common Stock held by the ESSOP is based upon filings with the Securities and Exchange Commission and a report by the Company’s stock transfer agent.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election

      The Board of Directors of the Company recommends the election of the persons named below who will be nominated to serve as directors of Versar until the fiscal year 2001 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Except for Fernando V. Galaviz, James L. Gallagher and Amoretta M. Hoeber, each nominee is presently a director of the Company and has served as such for the time indicated opposite his name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

Served as
Name	Director	Business Experience and Age

Benjamin M. Rawls	1991 to the present	Chairman of the Board of Versar since November 1993, President and Chief Executive Officer of Versar from 1991 to October 1999 as President and to June 2000 as CEO; a director of Sarnia Corporation (“Sarnia”), the Company’s former real estate holding company since 1992. Age 59.
Michael Markels, Jr.	1969 to the present	Chairman of the Board, President and Chief Executive Officer of Ocean Farming, Inc. since 1995; Co-founder of the Company; Chairman Emeritus of the Board of Versar; retired former Chairman of the Board of Directors from April 1991 to November 1993; President, Chief Executive Officer, and Chairman of the Board and director from 1969 to March 1991; a director of Sarnia since 1982. Age 74.
Robert L. Durfee	1969 to the present	Co-founder of the Company; Executive Vice President of the Company since 1986 and President of GEOMET Technologies, Inc., a subsidiary of the Company since 1991. Age 64.
Thomas J. Shields	1996 to the present	Managing Director of Shields & Company, Inc., an investment banking firm, since 1991; and a director of Seaboard Corporation, Clean Harbors, Inc., and BJ’s Wholesale Club, Inc. Age 53.
Pat H. Moore	1997 to the present	Private Investor since 1995; Adjunct Faculty, School of Engineering, Rice University since 1995; Executive Vice President and director of Brown & Root, Inc. from 1990 to 1995. Age 70.
Theodore M. Prociv	1999 to the present	President of Versar since November 1999; Chief Executive Officer of Versar since July 1, 2000; Deputy Assistant Secretary of the Army from May 1998 to October 1999; Deputy Assistant to the Secretary of Defense from April 1994 to April 1998; Corporate Vice President of Environmental Business of Science Applications International Corporation from February 1992 to March 1994. Age 52.

Served as
Name	Director	Business Experience and Age

James L. Gallagher	New Nominee	President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President from 1994 to 1996; Vice President and General Manager Westinghouse Government Operations Business Unit 1992 to 1994; Age 63.
Fernando V. Galaviz	New Nominee	Chairman, President and Chief Operating Officer of The Centech Group, Inc. from 1988 to the present. Age 65.
Amoretta M. Hober	New Nominee	President, AMH Consulting since 1992; Director, Strategic Planning, TRW Federal Systems Group and TRW Environmental Safety Systems, Inc., from 1986 to 1992; Deputy Under Secretary U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 58.

Constantine G. Caras resigned as a director of the Company on September 25, 2000 and Charles I. Judkins, Jr., a director of the Company, is not standing for reelection.

Committees of the Board of Directors

      The Board of Directors of Versar has standing Executive, Audit, Compensation, Nominating and Strategic Planning Committees.

      During fiscal year 2000, the members of the Executive Committee were Mr. Rawls (Chairman), Dr. Prociv, Dr. Durfee, Dr. Markels and Mr. Rice. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

      During fiscal year 2000, the Audit Committee, composed exclusively of directors who were not employees of the Company, consisted of Messrs. Judkins (Chairman), Moore and Rice. This Committee’s primary responsibilities are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and evaluate the performance of the independent accountants and the Company’s financial and accounting personnel.

      The Compensation Committee, the members of which, during fiscal year 2000, were Messrs. Shields (Chairman), Caras and Judkins, reviews and adjusts compensation paid to the President of the Company and all executive officers, and administers the Company’s cash bonus and stock option plans.

      The Nominating Committee, the members of which, during fiscal year 2000, were Dr. Prociv (Chairman), Dr. Markels and Mr. Rawls, develops criteria for Board membership and proposes Board members who meet the criteria for the annual election of directors. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors in writing to the Nominating Committee at the Company’s Springfield office no later than June 20, 2001 for the 2001 Annual Meeting of Stockholders.

      The Strategic Planning Committee, the members of which, during fiscal year 2000, were Messrs. Caras, (Chairman), Rawls, Shields, Moore, Dr. Prociv and Dr. Durfee provide guidance to management on strategic planning and the direction of the Company.

Board and Committee Meetings

      During fiscal year 2000, the Board of Directors met four times. The Executive Committee met once. The Audit Committee met four times. The Strategic Planning Committee met once. The Compensation Committee met once. The Nominating Committee did not meet. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served, except Mr. David Gladstone, a director of the Company who did not stand for re-election in December 1999, who did not attend any Board or Committee meetings during the remainder of his term in fiscal year 2000.

Directors’ Compensation and Certain Transactions

      Directors who are not employees of the Company are paid an annual fee of $3,000 plus an attendance fee of $1,000 for each meeting of the Board and of its committees where the director is physically present and $500 for each meeting of the Board or of its Committees attended telephonically. Under the 1996 Stock Option Plan directors may receive options in the discretion of the administrator of the plan, but no formula grants are provided. No options were issued to directors in fiscal year 2000.

Compensation Committee Interlocks and Insider Participation

      Mr. Rawls, an executive officer of Versar, serves on the Board of Directors of Sarnia Corporation. Mr. Judkins, an executive officer of Sarnia Corporation is a member of the Compensation Committee of Versar.

SECURITY HOLDINGS OF MANAGEMENT

      The following table sets forth certain information regarding the ownership of Versar’s Common Stock by the Company’s directors and each executive officer named in the Summary Compensation Table, each nominee for director and the Company’s directors and executive officers as a group, as of October 2, 2000.

	Shares of Common Stock
	Beneficially Owned
	as of
Individual or Group	October 2, 2000 (1)

	Number	Percent

Michael Markels, Jr.(2)	845,831	13.3%

Robert L. Durfee(3)	687,585	10.8%

Thomas J. Shields	200	*

M. Lee Rice	1,500	*

Benjamin M. Rawls(4)	345,985	5.4%

Charles I. Judkins, Jr.(5)	80,500	1.2%

Constantine Caras	2,000	*

Pat H. Moore	1,000	*

James L. Gallagher	0	*

Fernando V. Galavez	0	*

Amoretta M. Hoeber	0	*

Theodore M. Prociv(6)	54,080	*

Thomas S. Rooney(7)	218,912	3.3%

Lawrence A. White(8)	136,236	2.1%

Gayaneh Contos(9)	149,722	2.3%

James C. Dobbs(10)	83,280	1.3%

All directors and executive officers as a group (15 persons)(11)	2,686,507	36.5%

*	Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule l3d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of October 2, 2000. With respect to ownership of shares which are held in the ESSOP but allocated to individuals’ accounts, the information is current as of October 2, 2000.

(2)	Includes 421,900 shares owned by adult children of Dr. Markels as to which he shares voting and investment power. Includes 1000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after October 2, 2000. Dr. Markels is a Trustee of the ESSOP and as such he has shared investment power over 1,151,630 shares and shared voting power over 1,151,630 shares held by the ESSOP, none of which are included in the above table. Dr. Markels disclaims beneficial ownership of the ESSOP shares.

(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 27,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after October 2, 2000.

(4)	Includes 328,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after October 2, 2000. Mr. Rawls is a Trustee of the ESSOP and as such he has shared investment power over 1,151,630 shares and shared voting power over 1,151,630 shares held by the ESSOP, none of which are included in the above table. Mr. Rawls disclaims beneficial ownership of the ESSOP shares.

(5)	Includes 26,500 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000.

(6)	Includes 50,000 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000.

(7)	Includes 205,000 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000.

(8)	Includes 120,000 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000.

(9)	Includes 103,000 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000.

(10)	Includes 72,000 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000.

(11)	Includes 1,012,176 shares that may be purchased upon the exercise of stock options within 60 days after October 2, 2000. Excludes 1,151,041 shares held by the ESSOP.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon copies of reports furnished to Versar, the Company believes that all reports required to be filed by persons subject to Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, have been timely filed.

EXECUTIVE COMPENSATION

Cash Compensation

      The following table sets forth information on compensation paid by Versar for services rendered in all capacities during the three fiscal years ended June 30, 2000, to the Company’s Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-term
	Annual Compensation				Compensation

					Awards

					Securities
				Other Annual	Underlying
Name, Principal Position,	Salary	Bonus		Compensation	Options/SARs	All Other
and Fiscal Year	$	$		$(1)	#	Compensation

Benjamin M. Rawls Chairman of the Board, President and Chief Executive Officer

2000	$183,269	$73,269	(7)	0	0	$9,745(2)
1999	240,645	0		0	0	10,214(2)
1998	268,750	$50,000		0	45,000	10,890(2)

Thomas S. Rooney(8) Executive Vice President

2000	$197,875	$51,500	(7)		0	$10,507(3)
1999	186,646	0		0	25,000	13,447(3)
1998	190,902	25,000		0	35,000	11,266(3)

Lawrence A. White Executive Vice President

2000	$188,654	$35,654	(7)	0	0	$9,127(4)
1999	180,646	0		0	10,000	9,547(4)
1998	180,333	10,000		0	10,000	8,315(4)

Gayaneh Contos Senior Vice President

2000	$173,496	$12,000		0	0	$8,870(5)
1999	170,000	8,000		0	10,000	10,496(5)
1998	167,308	10,000		0	13,000	10,226(5)

James C. Dobbs Senior Vice President and General Counsel

2000	$148,654	$32,269	(7)	0	0	$7,581(6)
1999	140,539	0		0	10,000	10,496(6)
1998	143,661	10,000		0	13,000	10,226(6)

(1)	No amounts are shown in “Other Annual Compensation” column for fiscal years 2000, 1999 and 1998 because the aggregate amount of any perquisites or other personal benefits for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined fiscal year 2000, 1999 or 1998 salary and bonus for the Named Executive Officer and the Company does not pay any other type of compensation that would have to be reported under this column.

(2)	The amounts shown in this column for Mr. Rawls are comprised of the following: (i) in 2000 a payment of $2,630 for life insurance premiums on term life insurance, in 1999 a payment of $4,500 for life insurance premiums on term life insurance and in 1998 a payment of $4,223 for life insurance premiums on term life insurance; and (ii) in 2000 a contribution of $7,115.24 to the Company 401(k) Plan on behalf of Mr. Rawls, in 1999 a contribution of $5,714 to the Company’s 401(k) Plan on behalf of Mr. Rawls, and in 1998 a contribution of $6,667 to the Company’s 401(k) Plan on behalf of Mr. Rawls.

(3)	The amounts shown in this column for Mr. Rooney are comprised of the following: (i) in 2000 a payment of $6,402 for life insurance premiums on term life insurance, in 1999 a payment of $8,568 for life insurance premiums on term life insurance, in 1998 a payment of $4,910 for life insurance premiums on term life insurance; and (ii) in 2000 a contribution of $4,106 to the Company’s 401(k) Plan on behalf of Mr. Rooney, in 1999 a contribution of $4,879 to the Company’s 401(k) Plan on behalf of Mr. Rooney, and in 1998 a contribution of $6,555 to the Company’s 401(k) Plan on behalf of Mr. Rooney.

(4)	The amounts shown in this column for Mr. White are comprised of the following: (i) in 2000 a payment of $2,166 for life insurance premiums on term life insurance, in 1999 a payment of $2,880 for insurance premiums on term life insurance, and in 1998 a payment of $2,131 for life insurance premiums on term life insurance; and (ii) in 2000 a contribution of $6,962 to the Company’s 401(k) Plan on behalf of Mr. White; in 1999 a contribution of $6,667 to the Company’s 401(k) Plan on behalf of Mr. White and in 1998 a contribution of $6,264 to the Company’s 401(k) plan on behalf of Mr. White.

(5)	The amounts shown in this column for Mrs. Contos are comprised of the following: (i) in 2000 a payment of $3,044 for life insurance premiums on term life insurance, in 1999 a payment of $4,072 for insurance premiums on term life insurance, and in 1998 a payment of $3,996 for life insurance premiums on term life insurance; and (ii) in 2000 a contribution of $4,106 to the Company’s 401(k) Plan on behalf of Mrs. Contos, in 1999 a contribution of $6,424 to the Company’s 401(k) Plan on behalf of Mrs. Contos, and in 1998 a contribution of $6,230 to the Company’s 401(k) Plan on behalf of Mrs. Contos.

(6)	The amounts shown in this column for Mr. Dobbs are comprised of the following: (i) in 2000 a payment of $1,635 for life insurance premiums on term life insurance, in 1999 a payment of $1,771 for insurance premiums on term life insurance, and in 1998 a payment of $1,351 for life insurance premiums on term life insurance; and (ii) in 2000 a contribution of $5,946 to the Company’s 401(k) Plan on behalf of Mr. Dobbs, in 1999 a contribution of $5,800 to the Company’s 401(k) Plan on behalf of Mr. Dobbs, and in 1998 a contribution of $5,692 to the Company’s 401(k) Plan on behalf of Mr. Dobbs.

(7)	The bonuses for fiscal year 2000 also include certain salary amounts as to which several executive officers of the Company agreed to forego payment in the previous fiscal year.

(8)  Mr. Rooney retired from the Company effective October 2, 2000.

Option/ SAR Grants in Last Fiscal Year

      No stock options were granted to the Named Executive Officers during the fiscal year ended June 30, 2000.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/ SAR VALUE

(a)	(b)	(c)	(d)	(e)
			Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired on	Value	Options at 6/30/00	In-the-Money
	Exercise	Realized	(#)	Options at 6/30/00
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Benjamin M. Rawls	0	0	328,000/0	$0(2)

Thomas S. Rooney	0	0	195,000/10,000	$7,400/11,100(3)

Lawrence A. White	0	0	120,000/10,000	$7,400/11,100(4)

Gayaneh Contos	0	0	91,800/11,200	$7,400/11,100(5)

James C. Dobbs	0	0	71,500/10,000	$7,400/11,100(6)

(1)	On June 30, 2000, the closing price of the Company’s Common stock was $1.875

(2)	All 328,000 options granted to Mr. Rawls were out-of-the-money which means that the option exercise price for those options exceeded the closing price of the Company’s Common Stock on the American Stock Exchange on June 30, 2000.

(3)	195,000 options granted to Mr. Rooney were out-of-the money.

(4)	120,000 options granted to Mr. White were out-of-the money.

(5)	93,000 options granted Mrs. Contos were out-of-the money.

(6)	71,500 options granted Mr. Dobbs were out-of-the money.

Employment Contracts

      On November 1, 1999, the Company entered into a new Employment Agreement with Mr. Rawls for a period of fifty-one months which provides for him to serve as Chairman and Chief Executive Officer at a base salary of $100,000 plus any fringe benefits available to executive officers of the Company including any incentive compensation programs which may be in effect. If Mr. Rawls’ employment is terminated during the term of the Employment Agreement, except for voluntary termination or termination for cause, he will be paid $550,000 plus 12 months of fringe benefits, incentive compensation due and shall be entitled to immediate vesting of all stock options. The Agreement contemplated the transfer of the CEO title and duties which would not trigger any liability of the Company. If there is a change in circumstances (change in title other than transfer of the CEO title, salary reduction, or change in geographic location) or change in control of the Company (as defined in this agreement), Mr. Rawls could terminate the agreement and upon termination be paid $550,000 lump sum plus 24 months of fringe benefits and would be entitled to immediate vesting of all stock options.

      On November 1, 1999, the Company entered into an Employment Agreement with Dr. Prociv for a period of thirty-six months which provides for him to serve as President at a base salary of $235,000 plus any fringe benefits available to executive officers of the Company including any incentive compensation programs which may be in effect. If Dr. Prociv’s employment is terminated during the term of the Employment Agreement, except for voluntary termination or termination for cause, he will be paid 12 months salary, fringe benefits, incentive compensation due and shall be entitled to immediate vesting of all stock options. If there is a change in circumstances (change in title, salary reduction, or change in geographic location) or change in control of the Company (as defined in this agreement), Dr. Prociv could terminate the agreement and upon termination would be paid 24 months salary and fringe benefits and would be entitled to immediate vesting of all stock options.

      On January 30, 1999, the Company renewed its Employment Agreement with Mr. Rooney for a period of twenty-four months which provides for him to serve as Executive Vice President and Chief Operating Officer at a base salary of $175,000 plus any fringe benefits available to executive officers of the Company including any incentive compensation programs which may be in effect. If Mr. Rooney’s employment is terminated for any reason during the term of the employment agreement, except for termination for cause or voluntary termination, he will be paid 24 months salary, fringe benefits, incentive compensation due and shall be entitled to immediate vesting of all stock options. If there is a change in circumstances (change in title, salary reduction or change in geographic location) or change in control of the Company (as defined in the agreement), Mr. Rooney could terminate the agreement and upon termination would be paid 24 months salary and fringe benefits and would be entitled to immediate vesting of all stock options. Mr. Rooney retired from the Company effective October 2, 2000.

Change in Control Agreements

      On January 30, 1999, the Company entered into Change-in-Control Severance Agreements with Lawrence W. Sinnott, Vice President and Chief Financial Officer and James C. Dobbs, Vice President and General Counsel, for a period of twenty-four months. These agreements provide that if there is a change in circumstances (change in title, salary reduction or change in geographic location) or change in control of the Company (as defined in the Agreement), Messrs. Sinnott or Dobbs could terminate their employment and upon termination receive twenty-four months salary, fringe benefits, and incentive compensation due and would be entitled to immediate vesting of all stock options.

STOCK PERFORMANCE GRAPH

      The following graph and table show a comparison of the cumulative total return since June 30, 1995 on $100 invested in Versar Common Stock, the Standard & Poors 500 Stock Index and a Peer Group consisting of ten companies (EA Engineering, Science and Technology, Inc.; Ecology & Environment, Inc.; GZA Environmental Technologies, Inc.; Kaiser Group International, Inc.; TRC Companies, Inc.; Roy F. Weston, Inc.; IT Group, Inc. and Jacobs Engineering Group, Inc.), and Versar, which in each case includes reinvestment of dividends where applicable.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG VERSAR, INC., THE S&P 500 INDEX
AND A PEER GROUP

*	$100 Invested on 6/30/95 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

CUMULATIVE SHAREHOLDER’S RETURN TABLE

Cumulative Shareholder’s Return

	Last trading date in fiscal years

	1995	1996	1997	1998	1999	2000

Versar, Inc.	$100	$115	$115	$119	$75	$60

Peer Group	$100	$106	$99	$117	$139	$105

S&P 500	$100	$126	$169	$220	$271	$290

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee (“Committee”) of the Board of Directors has furnished the following report on executive compensation for fiscal year 2000. The compensation decisions reported below were made in September 1999 based upon the Company’s and each executives’ performance for fiscal year 1999 which ended June 30, 1999. The Committee provides oversight of all policies under which compensation is paid to the Company’s executive officers and stock options are granted. The Committee consists entirely of non-employee directors. This report does not reflect the performance of the Company or its executives for fiscal year 2000 which will be reported in next year’s Proxy Statement.

Executive Compensation Philosophies and Policies

      The Committee’s executive compensation policies are designed to provide competitive levels of compensation which integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Target levels of the executive officers’ overall compensation are intended to be consistent with others’ compensation in the Company’s industry for similar executives, but are also weighed toward results that contribute to increases in shareholder value and enhance the Company’s long-term performance.

      The Company’s executive compensation program includes three components:

(1)	Base salary;
(2)	Annual Bonus (stock or cash); and
(3)	Long-term incentive awards.
•	Base Salary — ranges of appropriate base salaries are determined by analysis of salary data on positions of comparable responsibility within the environmental services industry. Committee approval of individual salary changes is based upon performance of the executive against the Company’s financial and strategic objectives and of the position of the executive in the competitive salary range.
•	Annual Bonus — bonuses are paid pursuant to an executive incentive bonus plan established each year by the Board of Directors for key employees and managers of the Company and its subsidiaries. Under the bonus plan, an incentive pool is created each fiscal year and is distributed if certain financial goals for the Company are met. The amount of the incentive pool distributed depends on the extent to which the Company’s consolidated net income before taxes exceeds targeted amounts as set forth in the bonus pool schedule.
•	Long-Term Incentive Awards — the purpose of this element of the executive compensation program is to link management pay with the long-term interest of shareholders, rather than only the performance of the Company in a single fiscal year. The Committee is currently using incentive stock options from the Company’s 1996 Stock Option Plan for key employees and managers. In determining annual stock option grants, the Committee bases its decision on the individual’s performance or potential to improve shareholder value.

      In determining executive compensation for fiscal year 2000, the Committee took into account the performance of the Company’s stock, the financial performance of the Company and the continued growth of the Company during fiscal year 1999. The performance in fiscal year 1999 was the best by far since Versar went public. The management team did many things well in spite of a difficult business environment.

Compensation of Chief Executive Officer

      The Committee reviewed Mr. Rawls performance and accomplishments for fiscal year 1999 in setting his compensation for fiscal year 2000. While Mr. Rawls demonstrated superior performance during difficult times, based upon the performance of the Company as a whole no salary increase was granted. Based on turnaround that occurred in fiscal year 1999, the Committee granted Mr. Rawls a $50,000 bonus during fiscal year 2000.

Compensation for Named Executive Officers

      The Committee recognized the continued strong performance of the AFCEE and other Air Force Contracts and the Rocky Mountain Region under Thomas S. Rooney’s leadership. Since no salary increase was approved in fiscal year 1998 the Committee granted Mr. Rooney a $5,000 salary increase. The Committee also granted Mr. Rooney a $35,000 bonus during fiscal year 2000.

      New orders of $71.7 million were one of the best ever during fiscal year 1999. The Committee observed that this accomplishment laid the groundwork for the future. Lawrence A. White’s efforts had increased the Company’s backlog to more than $40M. The Committee granted Mr. White a $5,000 salary increase and a $20,000 bonus.

      The Committee agreed that Mrs. Contos was a strong technical and financial unit manager, especially with respect to financial controls. The units reporting to Mrs. Contos, ESG, ESM and Atlantic, were successful in fiscal year 1999. A salary increase of $5,000 was approved, the Committee also granted Mrs. Contos a $12,000 bonus.

      The Committee recognized the contribution of Mr. Dobbs in resolving many issues arising from the shut down and sale of Science Management Corporation’s assets as well as controlling G&A costs in fiscal year 1999. A salary increase of $5,000 was approved as well as a $20,000 bonus.

Compensation Committee of the Board of Directors

Thomas J. Shields, Chairman

Constantine Caras
Charles I. Judkins, Jr.

AUDIT COMMITTEE CHARTER

      At its May 10, 2000 meeting, the Board of Directors adopted a written charter for the Company’s Audit Committee, which is included in this Proxy Statement as Appendix A. Starting with the 2001 Proxy Statement, the Audit Committee will publish a written report pursuant to Article III, Section L of the charter.

PROPOSAL NO. 2

APPOINTMENT OF ACCOUNTANTS

      The Board of Directors considers it desirable that its appointment of the firm of Arthur Andersen LLP (“Arthur Andersen”) as independent accountants of the Company for fiscal year 2001 be ratified by the Stockholders. Arthur Andersen served as the Company’s independent accountant in fiscal years 1996 through 2000. Representatives of Arthur Andersen will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

      The Board of Directors recommends a vote “FOR” this proposal and the enclosed proxy will be so voted unless the proxy specifically indicates otherwise.

2001 ANNUAL MEETING

      It is presently contemplated that the 2001 Annual Meeting of Stockholders will be held on or about November 28, 2001. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2001 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 20, 2001, by certified mail, return receipt requested. A proposal submitted for consideration at the 2001 Annual Meeting of Stockholders subsequent to June 20, 2001 shall be considered untimely and shall be subject to the discretionary vote of the proxy holders at such meeting if Versar is not provided notice of such proposal on or before September 3, 2001.

OTHER MATTERS

      As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James C. Dobbs Secretary

October 18, 2000

APPENDIX A

VERSAR, INC. AUDIT COMMITTEE CHARTER

I.  MISSION

      The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal control, the audit process and the Company’s process for monitoring compliance with laws, regulations and the Company’s code of conduct. In performing its duties, the committee will maintain effective working relationships with the Board of Directors, management and the internal and external auditors.

II.  ORGANIZATION

      Members of the Audit Committee consist of at least three members of the Board of Directors who are independent from the management of the Company as required by the rules of the Securities and Exchange Commission and the American Stock Exchange. Meetings will be held at least four times a year. The Board of Directors shall appoint the members of the Audit Committee and designate the Chairman of the Committee from among the appointed members.

III.  DUTIES AND RESPONSIBILITIES

      The Audit Committee is responsible for the following on the behalf of the Board of Directors:

A. Recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company.

B. Review the scope of the proposed annual audit for the current year and audit procedures to be applied.

C. Review the methodology and effectiveness of the Company’s internal control procedures, with emphasis on the Audit Requirements of Section 10A of the Securities Exchange Act of 1934, as amended. Review with management and the independent public accountants their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls.

D. Review the Company’s compliance with accounting and financial reporting requirements of the Securities and Exchange Commission.

E. Review the financial statements and audit results with management and determine that the independent auditors are satisfied with the acceptability and the quality of the Company’s accounting principles, as applied, in the financial statements and that the information contained in the reports are consistent with the financial statements.

F. Review with management and the independent public accountants the annual audit scope and approach, significant accounting policies, audit conclusions regarding significant accounting estimates/reserves and proposed fee arrangements for ongoing and special projects.

G. Meet quarterly with the independent auditors to discuss the Company’s quarterly and annual financial statements and related audit, including the independent auditors findings and their interpretations of the findings.

H. Review the completed audit, including any comments or recommendations by the independent auditors, and monitor the implementation of any recommendations adopted by the Committee.

I. Recommend to the Board of Directors to include the audited financial statements in the Company’s annual report on Form 10-K. The Chairman of the Audit Committee shall report the findings of the Audit Committee on a quarterly basis to the Board of Directors.

J. Meet at least once a year, with the independent auditors, separately, without any management representatives present for the purpose of oversight of accounting and financial practices and procedures.

A-1

K. Investigate any matter brought to its attention within the scope of its duties, and retaining independent counsel, accountants and others to assist it in its investigations as necessary. Provide for open access to the Audit Committee for employees and/or officers to ensure the Company’s Code of Conduct is followed.

L. Review and update the Committee’s Charter and activities during the year on an annual basis, and as such shall be included in the Company’s Annual Proxy. The Committee will prepare a report for inclusion in the Company’s proxy statement for its annual meeting of shareholders describing the activities in which it has engaged during the prior year pursuant to its charter. The report will address all issues then required by the rules of the Securities and Exchange Commission.

M. Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audits of the Company, as the Audit Committee may, in its discretion, determine to be advisable.

N. Maintain written minutes of the Audit Committee meetings and as such shall be approved by each member of the Audit Committee.

A-2

VERSAR, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 29, 2000

Solicited on Behalf of the Board of Directors

      The undersigned hereby authorizes Benjamin M. Rawls and Theodore M. Prociv, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc. (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia, on Wednesday, November 29, 2000 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

      The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated in each case, October 18, 2000. All other proxies heretofore given by the undersigned to vote shares of the Company’s Common Stock are expressly revoked.

      The shares represented by this proxy will be voted as described on the reverse hereof by the Stockholder. If not otherwise directed, this proxy will be voted FOR all nominees for directors listed in proposal 1 and FOR proposals referred to in items 2 and 3 on the reverse side.

(Continued, and to be signed and dated on the reverse side)

VERSAR, INC. P.O. BOX 11078 NEW YORK, N.Y. 10203-0078

(1) Election of Directors	VOTE FOR all nominees listed below	/ /	WITHHOLD authority to vote for all nominees listed below	/ /	EXCEPTIONS*	/ /

Nominees: Benjamin M. Rawls, Michael Markels, Jr., Robert L. Durfee, Thomas J. Shields, Theodore M. Prociv, Pat H. Moore, James L. Gallagher, Amorreca M. Hoeber and Fernando V. Galaviz
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exception______________________________________________________________

(2) Ratification of the appointment of Arthur Andersen as independent accountants for fiscal year 2001.

FOR	/ /	AGAINST	/ /	ABSTAIN	/ /

(3) In their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting.

Change of Address and / / or Comments Mark Here

Please sign exactly as your name appears herein. If you are signing for the stockholder, please sign the stockholder’s name, your name and state the capacity in which you are signing.

Date: ______________________, 2000

——————————————————

—————————————————— (Signature)

PLEASE INDICATE VOTES /X/ (X) IN BLACK OR BLUE INK.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.